LNH REIT, Inc.

Exhibit 2(g)





AMENDED AND RESTATED FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT


	This Amended and Restated Fifth Amendment to Purchase and Sale Agreement is entered into as of April 13, 1995, by LNH REIT, INC. ("Seller") and ELEKTRA ENTERPRISES, INC. ("Purchaser").



RECITALS

	A. Purchaser and Seller have entered into that certain Purchase and sale Agreement effective October 10, 1994 (hereafter referred to as the "Agreement"), as amended by that certain First Amendment and those certain Second, Third and Fourth Amendments to Purchase and Sale Agreement, pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, subject to the terms, provisions and conditions of the Agreement, that certain 90 acre tract of land in the City of Webster, Harris County, Texas, known as the Baypointe Land, more particularly described in the Agreement (the "Property");



	B. All terms in this Amendment which are defined terms under the Agreement shall have the same meaning as said terms have in the Agreement unless otherwise provided herein; and



	C. The parties hereto have agreed to amend the Agreement pursuant to the terms, conditions and covenants particularly described herein and not otherwise.



	NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller agree as follows:



AGREEMENTS


1.	Closing.  Closing of the sale of the Property by Seller to
Purchaser shall occur on April 20, 1995.



2.	Down Payment.  At the time of Closing, Purchaser shall pay to
Seller the amount of $550,000 (20% of the Purchase Price) in cash.



3.	Note.  The Note shall be for the balance of the Purchase
Price less the twenty percent (20%) down payment.



4.	Release of Tract "E".  Tract E which is the 14 acre tract of land shown of Exhibit A attached hereto and incorporated herein shall be released from the lien of the Deed of Trust upon the payment by Purchaser of $137,500 (the "Tract E Release Price:)
plus accrued interest on such portion of the Note within 45 days of Closing. If Purchaser does not timely pay the Tract E
Release Price, such Tract E Release Price shall increase at the rate of $1,000 per day beginning on the forty-sixth (46th) day after Closing. If Purchaser has not paid the Tract E Release
Price by the seventy-fifth (75) day after Closing, Seller shall not have any obligation to release Tract E and may immediately proceed to exercise any and all of its rights under the Deed of Trust. The previous provisions shall not in anyway affect
Sellers right to enforce its lien and the Deed of Trust should Purchaser be in default thereunder.



5.	Earnest Money.  Purchaser hereby acknowledges that the
"Earnest Money" and any additional consideration paid to Seller is "at-risk" and, therefore, non-refundable regardless of whether or not the transaction closes.



6.	Full Force and Effect.  The Agreement, as amended, is hereby ratified and confirmed, and shall continue in full force and effect.



	IN WITNESS WHEREOF, the parties have executed this Fifth
Amendment to Purchase and Sale Agreement as of the day first above written.





 	SELLER:



	LNH REIT, INC.



							   By:  /s/  Leland R. Speed

      	 Name:       Leland R. Speed

      	Title:       President



     	   By:  /s/   Keith McKey

     	 Name:        Keith McKey

     	Title:        CFO



	PURCHASER:



	ELEKTRA ENTERPRISES, INC.



    	   By:   /s/  Maria C. Thodos

	              Maria C. Thodos

	              President